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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                              NOTIFICATION OF LATE FILING

                                                     ===========================
                                                     SEC FILE NUMBER
                                                     000-49610
                                                     ===========================
                                                     CUSIP NUMBER
                                                     90211N 10 5
                                                     ===========================

(CHECK ONE):
|_| Form 10-K |_| Form 20-F |_| Form 11-K |X| Form 10-Q  |_| Form N-SAR


For Period Ended:  March 31, 2003

     |_| Transition Report on Form 10-K
     |_| Transition Report on Form 20-F
     |_| Transition Report on Form 11-K
     |_| Transition Report on Form 10-Q
     |_| Transition Report on Form N-SAR

For the Transition Period Ended: ___________________

================================================================================
    NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
                   VERIFIED ANY INFORMATION CONTAINED HEREIN.
================================================================================

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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                                     PART I
                             REGISTRANT INFORMATION

Two Way TV (US), Inc.
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Full Name of Registrant

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Former Name if Applicable

1100 Glendon Avenue, Suite 2100
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Address of Principal Executive Office (STREET AND NUMBER)

Los Angeles, CA 90024
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City, State and Zip Code


                                       2
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                                     PART II
                             RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

         (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

         (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F,11-K or Form N-SAR, or portion
[X] thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

         (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


                                    PART III
                                    NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report portion thereof, could not be filed within the prescribed time period.

                         (ATTACH EXTRA SHEETS IF NEEDED)

The Company appointed a new Chief Executive Officer and Chief Financial Officer effective October 23, 2002. Additionally, because of the Company's financial condition and related cost reduction measures, it has not had adequate personnel available to prepare the financial statements in a timely manner. Therefore, the Company's independent accountants have not yet finalized the Company's audited financial statements for the period ended December 31, 2002 and the Company's Annual Report on Form 10-K has not yet been filed. Upon completion of the Company's financial statements for the year ended December 31, 2002, the Company will prepare its financial statements for the quarter ended March 31, 2003 and will complete and file its Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

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                                     PART IV
                                OTHER INFORMATION

         (1) Name and telephone number of person to contact in regard to this notification


Bruce W. Bauer                   (310)                    364-4545
-----------------------     ---------------     --------------------------------
(Name)                        (Area Code)             (Telephone Number)

         (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

                                 |_| Yes |X| No

         For the reasons set forth in Part III above, the Registrant has not yet filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                 |_| Yes |X| No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


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                              Two Way TV (US), Inc.
                              ---------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date    May 15, 2003                       By /s/ Bruce W. Bauer
                                              ------------------------------
                                              Bruce W. Bauer
                                              Chief Executive Officer and
                                              Chief Financial Officer